THE GABELLI DIVIDEND & INCOME TRUST INC. (the "Fund")
EXHIBIT TO ITEM 77C

	An Annual Meeting of Shareholders of the Fund was held on May 10, 2004. The following proposals were submitted for a vote of the shareholders:

1.	To elect three Trustees of the Fund by holders of the Fund's
Common Stock.

(1) Mario J. Gabelli, CFA
FOR
81,405,796
WITHHOLDING AUTHORITY
982,474
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR
98.81%

(2) Mario d'Urso
FOR
81,363,900
WITHHOLDING AUTHORITY
1,024,370
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR
98.76%

(3) Michael J. Melarkey
FOR
81,402,083
WITHHOLDING AUTHORITY
986,187
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR
98.80%


The remaining Trustees in office are: Anthony J. Colavita,
James P. Conn, Frank J. Fahrenkopf, Jr., Karl Otto Pohl,
Salvatore M. Salibello, Edward T. Tokar, Anthonie C. van Ekris and Salvatore J. Zizza.